Exhibit 99.1
CNX Gas Announces Management Changes:
Gary J. Bench Moving to Director of Tax and Treasury;
Mark D. Gibbons named as Chief Financial Officer
Pittsburgh (January 25, 2007)—CNX Gas Corporation (NYSE: CXG) announced today that Gary J. Bench, currently the company’s chief financial officer, will move to the position of director of tax and treasury effective February 28, 2007. The Board of Directors has appointed Mark D. Gibbons as his successor to the chief financial officer position.
Mr. Gibbons is currently a director of Protiviti, an international risk consulting firm, where he focuses on providing Sarbanes-Oxley consulting advice for clients that include CNX Gas, and on providing outsource internal audit services. He has over 22 years’ experience in the accounting and auditing fields. From 1999 to 2004, Mark was vice president of finance for MARC USA, a national integrated marketing & communications company. He is experienced with accounting, auditing, and financial reporting and has led audit engagements as an audit senior manager at Deloitte Touche, LLP. Other experiences include ERP implementation, business process reengineering, and SEC reporting.
Nicholas J. DeIuliis, president and chief executive officer said, “We are very excited to have Mark join our team. He has strong accounting and management experience and he is already familiar with CNX Gas and our accounting team. I think Mark is well-suited to lead the financial and accounting functions.”
Mr. Bench will remain in his position as CFO through the end of February, so that he can assist in the transition and certify the company’s annual report on Form 10-K for the year ended December 31, 2006.
Commenting on Mr. Bench, Nick DeIuliis said, “Gary is an important member of the management team. During his tenure as CFO, we completed a $420 million private placement of common shares, we implemented a new accounting software system, and we are in the process of completing our first internal controls audit required by Section 404 of the Sarbanes-Oxley Act. I am grateful to Gary for his contribution to these significant accomplishments and we are pleased that we will able to continue to draw on his knowledge and experience.”
Description of CNX Gas
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000(R) Index and the Russell Midcap(R) Index. Recently, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com